UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2016

CLOVIS ONCOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35347	90-0475355
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5500 Flatiron Parkway, Suite 100 Boulder, Colorado	80301
(Address of principal executive offices)	(Zip code)

(303) 625-5000

(Registrant’s telephone number including area code)

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Principal Financial Officer and Principal Accounting Officer

Effective as of March 31, 2016, upon the previously announced resignation of Erle T. Mast as the Chief Financial Officer of Clovis Oncology, Inc. (the “Company”), Daniel W. Muehl, the Company’s current Vice President of Finance, has been appointed as the Company’s principal financial officer and principal accounting officer.

Prior to joining the Company in 2015, Mr. Muehl, age 53, was the Chief Financial Officer of biotechnology company Somalogic, Inc. from 2014 to 2015 and prior to that the Chief Financial Officer of bio-industrial company OPX Biotechnologies, Inc. from 2010 to 2014. He earned a Bachelor of Science degree in accounting from the University of Massachusetts – Amherst and received his Certified Public Accountant certificate in 1990.

Mr. Muehl is a party to the Company’s standard executive officer indemnification agreement (the “Indemnification Agreement”), pursuant to which the Company will, subject to certain exceptions, indemnify Mr. Muehl to the fullest extent permitted by applicable law against all expenses incurred by Mr. Muehl in connection with any claim which Mr. Muehl is, or is threatened to be made, a party to by reason of his status as an executive officer of the Company. The Indemnification Agreement also provides for the advancement of any expenses incurred by Mr. Muehl in connection with any such proceedings. The foregoing description is qualified in its entirety by reference to the Indemnification Agreement, a copy of which is attached as Exhibit 10.1 under Item 9.01 of this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Indemnification Agreement, dated as of February 17, 2016, by and between Clovis Oncology, Inc. and Daniel W. Muehl

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CLOVIS ONCOLOGY, INC.

By:	/s/ Patrick J. Mahaffy
	Name:	Patrick J. Mahaffy
	Title:	President & Chief Executive Officer

Dated: April 1, 2016